UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CEPHEID

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

SUPPLEMENT TO PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 4, 2016

This is a supplement to the definitive proxy statement dated October 7, 2016 (“Proxy Statement”) of Cepheid, a California corporation, which we refer to as “Cepheid”, “we”, “us” or “our”, that was mailed to you in connection with the solicitation of proxies for use at the special meeting of shareholders to be held at Cepheid’s offices at 1315 Chesapeake Terrace, Sunnyvale, CA 94089, at 9:00 a.m., California time, on November 4, 2016, for the following purposes:

1.	Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 2, 2016, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among Cepheid, Danaher Corporation, a Delaware corporation, which we refer to as “Danaher,” and Copper Merger Sub, Inc., a California corporation and an indirect, wholly owned subsidiary of Danaher, which we refer to as “Merger Sub,” the merger and the principal terms thereof. Pursuant to the terms of the merger agreement, and subject to the conditions thereof, Merger Sub will merge with and into Cepheid, which we refer to as the “merger,” with Cepheid continuing as the surviving corporation and becoming an indirect, wholly owned subsidiary of Danaher.

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger, which we refer to as the “advisory compensation proposal.”

3.	Adjournment of the Special Meeting. To consider and vote upon a proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof, which we refer to as the “adjournment proposal.”

Our board of directors (“Board”) previously established October 3, 2016 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The Board unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the principal terms thereof.

The Board also recommends that you vote:

•	“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that will or may become payable to Cepheid’s named executive officers in connection with the consummation of the merger; and

•	“FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate in the view of the Cepheid board of directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the merger and the principal terms thereof.

No action in connection with this supplement to the Proxy Statement is required by any shareholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 31-32 of the Proxy Statement.

Litigation Relating to the Merger

As described in the Proxy Statement, an action captioned Timons v. John L. Bishop, et al., Case No. 16CV300148, was filed in the Superior Court of the State of California, County of Santa Clara, on behalf of a putative class of Cepheid shareholders against the members of the Cepheid board of directors, Cepheid, Danaher and Merger Sub. Additionally, subsequent to the printing of the Proxy Statement, actions captioned Halberstam v. John L. Bishop, et. al., Case No. 16CV30110, and Greene v. John L. Bishop, et al., Case No. 16CV300572, were filed in the Superior Court of the State of California, County of Santa Clara, on behalf of putative classes of Cepheid shareholders against the members of the Cepheid board of directors, Cepheid, Danaher and Merger Sub. These complaints allege that members of the Cepheid board of directors breached their fiduciary duties to shareholders by agreeing to the proposed merger at a purportedly inadequate price, and by agreeing to purportedly unfair deal protection provisions in the merger agreement. These complaints also allege that Cepheid, Danaher and Merger Sub aided and abetted these alleged breaches of fiduciary duty. The actions seek, among other things, injunctive relief, including to enjoin completion of the proposed merger, rescinding the merger agreement to the extent that it may be implemented, certain other declaratory and equitable relief, and fees and costs.

The named plaintiffs in each of these actions have confirmed to Cepheid that the disclosures in this supplement to Proxy Statement moot all of their claims and they accordingly have agreed to dismiss their individual claims with prejudice.

Supplemental Disclosures

Cepheid is providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. The supplemental disclosures are as follows:

Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Background of the Merger

Under the heading “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Background of the Merger,” the word “antitrust” is hereby inserted in front of the word “regulatory” in the three instances in which “regulatory” appears in the fourth full paragraph on page 42 of the Proxy Statement, and in each of the instances in which “regulatory” appears in the second, third, fourth and fifth full paragraphs on page 43 of the Proxy Statement.

Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Opinion of Cepheid’s Financial Advisor

Under the heading “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Opinion of Cepheid’s Financial Advisor—Selected Companies Analysis,” the tables on page 53 of the Proxy Statement immediately preceding the section entitled “—Illustrative Present Value of Future Share Price Analysis” is hereby replaced with the following table:

	EV/2016E Revenue	EV/2016E EBITDA
Range of Selected Companies	2.0x – 5.4x	8.8x – 26.7x
Median of Selected Companies	3.2x	13.2x
Quidel	3.6x	26.7x
Qiagen	5.4x	18.2x
Bio-Rad	2.0x	14.2x
Hologic	4.8x	13.2x
bioMérieux	2.7x	13.2x
Meridian Bioscience	4.2x	12.5x
Myriad Genetics	2.0x	8.8x
Genomic Health	2.5x	Not Meaningful*
Cepheid
Forecasts (Sept. 1, 2016 closing price)	4.0x	Not Meaningful*
Forecasts (merger price)	6.4x	Not Meaningful*
Wall Street Research (Sept. 1, 2016 closing price)	4.0x	Not Meaningful*
Wall Street Research (merger price)	6.4x	Not Meaningful*

	EV/2017E Revenue	EV/2017E EBITDA
Range of Selected Companies	2.0x – 5.0x	9.3x – 16.3x
Median of Selected Companies	2.9x	12.5x
Quidel	3.2x	14.4x
Qiagen	5.0x	16.3x
Bio-Rad	2.0x	13.5
Hologic	4.7x	12.5
bioMérieux	2.5x	11.9
Meridian Bioscience	3.9x	11.9
Myriad Genetics	2.0x	9.3
Genomic Health	2.3x	Not Meaningful*
Cepheid
Forecasts (Sept. 1, 2016 closing price)	3.5x	19.9x
Forecasts (merger price)	5.6x	31.5x
Wall Street Research (Sept. 1, 2016 closing price)	3.5x	21.3x
Wall Street Research (merger price)	5.6x	34.1x

*	Multiples greater than 50x or companies with negative EBITDA are deemed not meaningful.

Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Certain Financial Forecasts

Under the heading “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Certain Financial Forecasts,” the table on page 61 under the subheading “Selected Balance Sheet Items” of the Proxy Statement is hereby replaced as follows:

Fiscal Year Ended December 31,

($ in millions)

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Cash, Cash Equivalents & Investments	$385	$367	$437	$539	$660	$841	$762	$1,049	$1,415	$1,872	$2,409	$3,013
Principal Amount of Outstanding Convertible Notes	$345	$345	$345	$345	$345	$345	0	0	0	0	0	0
Depreciation & Amortization	$29	$34	$52	$65	$73	$88	$103	$120	$139	$158	$176	$191

Under the heading “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Certain Financial Forecasts,” the table on page 62 under the subheading “Other Financial Metrics” of the Proxy Statement is hereby replaced as follows:

Fiscal Year Ended December 31,

($ in millions)

	2H 2016		2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
U.S. Federal Net Operating Losses	$359		$334	$206	$170	$111	$20	$0	$0	$0	$0	$0
U.S. Federal Research and Development Tax Credits	$18		$18	$18	$18	$18	$18	$0	$0	$0	$0	$0
Stock-Based Compensation	—	*	$43	$52	$53	$56	$63	$70	$76	$79	$83	$83

*	Cepheid’s management did not prepare a forecast for stock-based compensation for the second half of 2016 but did prepare a forecast for full-year 2016, which was $39 million.

Under the heading “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Certain Financial Forecasts,” on page 62, the following sentence is hereby added as the new second sentence of the first paragraph of the “—Unlevered Free Cash Flow Reconciliation” section: “Stock based compensation was treated as a cash expense in the calculation of Unlevered Free Cash Flow, which calculations were approved by Cepheid for Goldman Sachs’ use.”

Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger— Interests of Cepheid’s Directors and Executive Officers in the Merger

Under the heading “Proposal 1: Approval of the Merger Agreement, the Merger and the Principal Terms of the Merger—Interests of Cepheid’s Directors and Executive Officers in the Merger,” the following sentence is hereby added to the end of the first full paragraph on page 62 of the Proxy Statement: “There were no communications regarding management retention or potential director positions between Danaher and Cepheid’s executive officers or directors prior to the execution of the merger agreement.”